Exhibit 99(a)
UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
Debtors: Delphi Corporation, et al. (1)
Case Number: Jointly Administered 05-44481 (RDD)
Monthly Operating Report for the Period Ended:
March 31, 2008
Debtors’ Address:
5725 Delphi Drive
Troy, Michigan 48098
Operating Loss for the Two Months Ended March 31, 2008: $331 million
Debtors’ Attorneys:
John Wm. Butler, Jr. (JB 4711)
John K. Lyons (JL 4951)
Ron E. Meisler (RM 3026)
Skadden, Arps, Slate, Meagher & Flom LLP
333 West Wacker Drive
Suite 2100
Chicago, IL 60606
Telephone: (312) 407-0700
Facsimile: (312) 407-0411
And
Kayalyn A. Marafioti (KM 9632)
Thomas J. Matz (TM 5986)
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
Telephone: (212) 735-3000
Facsimile: (212) 735-2000
Report Preparer:
The undersigned, having reviewed the attached report and being familiar with the Debtors’ financial affairs, verifies under penalty of perjury that the information contained therein is complete, accurate, and truthful to the best of my knowledge. (2)

Date: April 30, 2008	/s/ THOMAS S. TIMKO
Thomas S. Timko
Chief Accounting Officer and Controller

(1)	See next page for a listing of Debtors by case number.

(2)	All amounts herein are unaudited and subject to revision. The Debtors reserve all rights to revise this report.

DELPHI CORPORATION, et al.
MONTHLY OPERATING REPORT
(1) The Debtors in these jointly administered cases are as follows:

Case
Debtor Name	Number
Delphi NY Holdings Corporation	05-44480
Delphi Corporation	05-44481
ASEC Manufacturing General Partnership	05-44482
ASEC Sales General Partnership	05-44484
Environmental Catalysts, LLC	05-44503
Delphi Medical Systems Colorado Corporation	05-44507
Delphi Medical Systems Texas Corporation	05-44511
Delphi Medical Systems Corporation	05-44529
Specialty Electronics International Ltd.	05-44536
Specialty Electronics, Inc.	05-44539
Delphi Liquidation Holding Company	05-44542
Delphi Electronics (Holding) LLC	05-44547
Delphi Technologies, Inc.	05-44554
Delphi Automotive Systems Tennessee, Inc.	05-44558
Delphi Mechatronic Systems, Inc.	05-44567
Delphi Automotive Systems Risk Management Corporation	05-44570
Exhaust Systems Corporation	05-44573
Delphi China LLC	05-44577
Delphi Automotive Systems Korea, Inc.	05-44580
Delphi International Services, Inc.	05-44583
Delphi Automotive Systems Thailand, Inc.	05-44586
Delphi Automotive Systems International, Inc.	05-44589
Delphi International Holdings Corporation	05-44591
Delphi Automotive Systems Overseas Corporation	05-44593
Delphi Automotive Systems (Holding), Inc.	05-44596
Delco Electronics Overseas Corporation	05-44610
Delphi Diesel Systems Corporation	05-44612
Delphi LLC	05-44615
Aspire, Inc.	05-44618
Delphi Integrated Service Solutions, Inc.	05-44623
Delphi Connection Systems	05-44624
Packard Hughes Interconnect Company	05-44626
DREAL, Inc.	05-44627
Delphi Automotive Systems Services LLC	05-44632
Delphi Services Holding Corporation	05-44633
Delphi Automotive Systems Global (Holding), Inc.	05-44636
Delphi Foreign Sales Corporation	05-44638
Delphi Automotive Systems Human Resources LLC	05-44639
Delphi Automotive Systems LLC	05-44640
Delphi Furukawa Wiring Systems LLC	05-47452
Delphi Receivables LLC	05-47459
MobileAria, Inc.	05-47474
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
MONTHLY OPERATING REPORT
INDEX
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
MONTHLY OPERATING REPORT
CONDENSED COMBINED DEBTORS-IN-POSSESSION STATEMENT OF OPERATIONS
(Non-filed entities, principally non-U.S. affiliates, excluded from Debtor group)

Two Months
Ended
March 31, 2008
(in millions)
Net sales:
General Motors and affiliates	$774
Other customers	714
Non-Debtor affiliates	70

Total net sales	1,558

Operating expenses:
Cost of sales, excluding items listed below	1,643
U.S. employee workforce transition program charges	29
Depreciation and amortization	79
Selling, general and administrative	138

Total operating expenses	1,889

Operating loss	(331)
Interest expense (contractual interest expense was $71 million and $111 million, respectively)	(52)
Other income, net	2
Reorganization items, net	(89)
Income tax expense	(3)
Equity income from non-consolidated affiliates, net of tax	1

Loss from continuing operations before discontinued operations and equity income from non-Debtor affiliates	(472)
Loss from discontinued operations, net of tax	(60)
Equity income from non-Debtor affiliates, net of tax	106

Net loss	$(426)

The accompanying notes are an integral part of the financial statements.
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
MONTHLY OPERATING REPORT
CONDENSED COMBINED DEBTORS-IN-POSSESSION BALANCE SHEET
(Non-filed entities, principally non-U.S. affiliates, excluded from Debtor group)

March 31, 2008
(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$47
Restricted cash	125
Accounts receivable, net:
General Motors and affiliates	900
Other third parties	708
Non-Debtor affiliates	245
Notes receivable from non-Debtor affiliates	449
Inventories, net	795
Other current assets	342
Assets held for sale	422

Total current assets	4,033

Long-term assets:
Property, net	1,347
Investments in affiliates	329
Investments in non-Debtor affiliates	2,067
Goodwill	152
Notes receivable from non-Debtor affiliates	1,172
Other	487

Total long-term assets	5,554

Total assets	$9,587

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities not subject to compromise:
Current portion of long-term debt	$3,231
Accounts payable	898
Accounts payable to non-Debtor affiliates	654
Accrued liabilities	1,275
Liabilities held for sale	193

Total current liabilities not subject to compromise	6,251

Long-term liabilities not subject to compromise:
Long-term debt	23
Employee benefit plan obligations and other	932

Liabilities subject to compromise	16,441

Total liabilities	23,647

Stockholders’ deficit:
Total stockholders’ deficit	(14,060)

Total liabilities and stockholders’ deficit	$9,587

The accompanying notes are an integral part of the financial statements.
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
MONTHLY OPERATING REPORT
CONDENSED COMBINED DEBTORS-IN-POSSESSION STATEMENT OF CASH FLOWS
(Non-filed entities, principally non-U.S. affiliates, excluded from Debtor group)

Two Months Ended
March 31, 2008
(in millions)
Cash flows from operating activities:
Net cash used in operating activities	(326)

Cash flows from investing activities:
Capital expenditures	(79)
Proceeds from sale of property	8
Proceeds from sale of business	38
Proceeds from notes receivable from non-debtor affiliates	100
Other	(6)
Investing cash flows used in discontinued operations	(34)

Net cash provided by investing activities	27

Cash flows from financing activities:
Proceeds from debtor-in-possession credit facility	302
Other	(4)

Net cash provided by financing activities	298

Decrease in cash and cash equivalents	(1)
Cash and cash equivalents at beginning of period	48

Cash and cash equivalents at end of period	$47

The accompanying notes are an integral part of the financial statements.
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
NOTES TO MONTHLY OPERATING REPORT
1. Background and Organization
     General – Delphi Corporation (“Delphi” or the “Company”) is a world-leading supplier of vehicle electronics, transportation components, integrated systems and modules, and other electronic technology.
     Chapter 11 Reorganization Cases – On October 8, 2005, Delphi and certain of its United States (“U.S.”) subsidiaries (the “Initial Filers”) filed voluntary petitions for reorganization relief under chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Court”), and on October 14, 2005, three additional U.S. subsidiaries of Delphi (together with the Initial Filers, collectively, the “Debtors”) filed voluntary petitions for reorganization relief under chapter 11 of the Bankruptcy Code (collectively the Debtors’ October 8, 2005 and October 14, 2005 filings are referred to herein as the “Chapter 11 Filings”). The reorganization cases are being jointly administered under the caption “In re Delphi Corporation, et al., Case No. 05-44481 (RDD).” The Debtors continue to operate their businesses as “debtors-in-possession” under the jurisdiction of the Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Court. Delphi’s non-U.S. subsidiaries were not included in the filings, continue their business operations without supervision from the U.S. Courts and are not subject to the requirements of the Bankruptcy Code.
     Equity Purchase and Commitment Agreements – In furtherance of the Debtors’ transformation plan, on December 18, 2006, the Debtors announced their execution of an equity purchase and commitment agreement with certain investors and a plan framework support agreement with those investors and General Motors Corporation (“GM”). On April 19, 2007, Delphi confirmed that it anticipated negotiating changes to the agreements, primarily as a result of addressing differences in views regarding the Company’s reorganization enterprise value among the investors, GM, the statutory committees, and the Company. On July 9, 2007, Delphi confirmed that it had formally terminated the equity purchase and commitment agreement and related plan framework support agreement but that it expected to enter into new framework agreements with plan investors. Subsequently, on July 18, 2007, Delphi announced that it had accepted a new proposal for an equity purchase and commitment agreement (the “July EPCA”) submitted by a group comprised of an affiliate of Appaloosa Management L.P. (“Appaloosa”), an affiliate of Harbinger Capital Partners Master Fund I, Ltd., Merrill Lynch, Pierce, Fenner & Smith Inc., and UBS Securities LLC as well as Goldman Sachs & Co. and an affiliate of Pardus Capital Management, L.P. (collectively, the “Investors”). On August 2, 2007, the Court granted the Company’s motion for an order authorizing and approving the July EPCA and on August 3, 2007, the Investors and the Debtors executed the July EPCA. Under the EPCA (as described below), the Investors were to invest up to $2.55 billion in preferred and common equity in the reorganized Delphi to support the Company’s transformation plan announced on March 31, 2006 on the terms and subject to the conditions contained in the EPCA.
     During October and November 2007, the Company negotiated potential amendments to the July EPCA. On December 10, 2007, the Investors and Delphi entered into an amendment to the July EPCA to reflect events and developments since then, including those relating to Court approvals in connection with negotiated amendments to the July EPCA (the “EPCA Amendment” and together with the July EPCA, the “EPCA”); delivery of a revised disclosure letter by the Company; delivery of a revised business plan by the Company; updates and revisions to representations and warranties; agreements with principal labor unions; the execution and amendment of certain settlement agreements with GM; and the execution of a best efforts financing letter and the filing of a plan of reorganization and disclosure statement. Further, the EPCA Amendment amended provisions relating to the discount rights offering (including the replacement of existing common stockholders with unsecured creditors). Finally, the EPCA Amendment revised the EPCA to reflect certain economic changes for recoveries provided under the plan of reorganization, and a post-emergence capital structure which includes Series C Preferred Stock to be issued to GM.
     The EPCA Amendment removed or narrowed the scope of certain conditions to closing in the EPCA including: the no-strike conditions, to include only strikes that occur after October 29, 2007; the capitalization condition to reduce the net debt required for the Company on the closing date; and an exclusion from the condition, relating to the approval of material investment documents and numerous documents which have already been delivered by the Company to the Investors such as the plan of reorganization, the disclosure statement, the settlement agreements with GM, and the business plan. Certain conditions to closing were added by the EPCA Amendment, however, such as those requiring: release and exculpation of each Investor as set forth in the EPCA Amendment; that the Company would have undrawn availability of $1.4 billion including a letter of credit carve out and reductions under a borrowing base formula; that the Company’s pro forma interest expense during 2008 on the Company’s indebtedness would not exceed $585 million; that scheduled Pension Benefit Guaranty Corporation liens were
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
NOTES TO MONTHLY OPERATING REPORT
withdrawn; and that the aggregate amount of trade and unsecured claims could be no more than $1.45 billion (subject to certain waivers and exclusions).
     The EPCA incorporated Delphi’s earlier commitment to preserve its salaried and hourly defined benefit U.S. pension plans and to fund required contributions to the plans that were not made in full as permitted under the Bankruptcy Code. The discussion above is a general description only. The effectiveness and consummation of the transactions contemplated by the EPCA were subject to a number of conditions precedent, including, among others, agreement on certain key documents and those conditions relating to financing of the emergence transactions.
     An affiliate of Appaloosa could terminate the EPCA, including, at any time on or after April 5, 2008, if the first amended joint plan of reorganization (the “Amended Plan”) had not become effective; if the Company had changed its recommendation or approval of the transactions contemplated by the EPCA, the Amended Plan terms, or the settlement with GM in a manner adverse to the Investors or approved or recommended an alternative transaction; or if the Company had entered into any agreement, or taken any action to seek Court approval relating to any plan, proposal, offer, or transaction that was inconsistent with the EPCA, the settlement with GM, or the Amended Plan. In the event of certain terminations of the EPCA pursuant to the terms thereof, the Company may be obligated to pay the Investors $83 million plus certain transaction expenses in connection with an alternative investment transaction as described in the immediately following paragraph.
     Under the EPCA, the Company would be required to pay the Investors $83 million plus certain transaction expenses if (a) the EPCA was terminated as a result of the Company’s agreeing to pursue an alternative investment transaction with a third party or (b) either the Company’s Board of Directors withdrew its recommendation of the transaction or the Company willfully breached the EPCA, and within the next 24 months thereafter, the Company then agreed to an alternative investment transaction.
     The foregoing description of the EPCA is a general description only. For additional detail, see the July EPCA which is filed as an exhibit to the quarterly report for the quarter ended June 30, 2007, and the EPCA Amendment filed as an exhibit to the Company’s Current Report on Form 8-K/A dated December 12, 2007.
     On April 4, 2008, Delphi announced that although it had met the conditions required to substantially consummate the Amended Plan, including obtaining $6.1 billion of exit financing, the Investors refused to participate in a closing that was commenced but not completed on that date. The closing had been scheduled to occur pursuant to the EPCA. Several hours prior to the scheduled closing on April 4, 2008, Appaloosa delivered to Delphi a letter dated April 4, 2008, stating that such letter “constitutes a notice of immediate termination” of the EPCA. Appaloosa’s April 4 letter alleged that Delphi had breached certain provisions of the EPCA, that Appaloosa was entitled to terminate the EPCA, and that the Investors were entitled to be paid a fee of $83 million plus certain expenses and other amounts. At the time Appaloosa delivered its letter, other than the Investors, all the required parties for a successful closing and emergence from chapter 11, including representatives of Delphi’s exit financing lenders, GM, and the Unsecured Creditors and Equity Committees in Delphi’s chapter 11 cases were present, were prepared to move forward, and all actions necessary to consummate the plan of reorganization were taken other than the concurrent closing and funding of the EPCA.
     On April 5, 2008, Appaloosa delivered to Delphi a letter described as “a supplement to the April 4 Termination Notice,” stating that “this letter constitutes a notice of an additional ground for termination” of the EPCA. The April 5 letter cited Section 12(d)(iii) of the EPCA based on the Amended Plan’s not having become effective on or before April 4, 2008. As previously disclosed, Appaloosa had extended the first date by which it could terminate the EPCA with Delphi if the effective date of the plan of reorganization had not occurred from March 31, 2008 to April 5, 2008.
     Delphi believes that Appaloosa wrongfully terminated the EPCA and disputes the allegations that Delphi had breached the EPCA or failed to satisfy any condition to the Investors’ obligations thereunder as asserted by Appaloosa in its April 4 letter. Delphi’s Board of Directors has formed a special litigation committee and has engaged independent legal counsel to consider and pursue any and all available equitable and legal remedies, including the commencement of legal action in the Court to seek all appropriate relief, including specific performance by the Investors of their obligations under the EPCA.
     In exchange for the Investors’ commitment to purchase common stock and the unsubscribed shares in the rights offering, the Company paid an aggregate commitment fee of $39 million and certain transaction expenses and in exchange for the Investors’ commitment to purchase preferred stock the Company paid an aggregate commitment fee of $18 million. In addition, the Company paid an arrangement fee of $6 million to Appaloosa to compensate
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
NOTES TO MONTHLY OPERATING REPORT
Appaloosa for arranging the transactions contemplated by the EPCA. The Company also paid certain out-of-pocket costs and expenses reasonably incurred by the Investors or their affiliates subject to certain terms, conditions, and limitations set forth in the EPCA. Delphi had deferred the recognition of these amounts in other current assets as they were to be netted against the proceeds from the EPCA upon issuance of the new shares. However, as a result of the aforementioned termination of the EPCA, Delphi recognized $79 million of expense related to these fees and other expenses during the first quarter of 2008.
     U.S. Labor Agreements – On March 31, 2006, the Debtors filed a motion with the Court under sections 1113 and 1114 of the Bankruptcy Code seeking authority to reject U.S. labor agreements and to modify retiree benefits (the “1113/1114 Motion”). As approved and confirmed by the Court, a series of settlement agreements or memoranda of understanding (each, a memorandum of understanding or “MOU”) among Delphi, its unions, and GM settled the 1113/1114 Motion with respect to each of Delphi’s unions.
     Plan of Reorganization – On September 6, 2007, Delphi filed a proposed plan of reorganization (the “Plan”) and related disclosure statement (the “Disclosure Statement”) with the Court and subsequently filed amendments to both the Plan and Disclosure Statement. The Plan and Disclosure Statement outlined Delphi’s transformation centering around five core areas, including agreements reached with each of Delphi’s principal U.S. labor unions and GM. The Court entered an order approving the adequacy of the Disclosure Statement on December 10, 2007. After entry of the order approving the Disclosure Statement, Delphi began solicitation of votes on the Plan. On January 16, 2008, Delphi announced that the voting results had been filed with the Court. A hearing on confirmation of the Plan took place on January 17, 18, and 22, 2008. The Court entered the order confirming the Plan, as amended on January 25, 2008, and that order became final on February 4, 2008.
     Pursuant to an order entered by the Court on April 30, 2008, the Debtors’ exclusivity period under the Bankruptcy Code for filing a plan of reorganization is extended until 30 days after substantial consummation of the Amended Plan (as modified) or any modified plan and the Debtors’ exclusivity period for soliciting acceptance of the Amended Plan (as modified) is extended until 90 days after substantial consummation of the Amended Plan (as modified) or any modified plan. Notwithstanding the foregoing, the Debtors’ exclusive period for filing a plan of reorganization, as between the Debtors and the Creditors' Committee and the Equity Committee, collectively, is extended through and including August 31, 2008 and the Debtors’ exclusive period for soliciting acceptance of a plan of reorganization, as between the Debtors and the Creditors' Committee and the Equity Committee, collectively, is extended through and including October 31, 2008.
     GM Settlement – On September 6, 2007, Delphi entered into a Global Settlement Agreement (“GSA”) and a Master Restructuring Agreement (“MRA”) with GM. On October 29, 2007, Delphi entered into amendments to both the GSA and the MRA. On November 14, 2007 and again on December 3, 2007, Delphi entered into amendments to both the GSA and the MRA. Together, these agreements provide for a comprehensive settlement of all outstanding issues between Delphi and GM, including: litigation commenced in March 2006 by Delphi to terminate certain supply agreements with GM; all potential claims and disputes with GM arising out of the separation of Delphi from GM in 1999; certain post-separation claims and disputes between Delphi and GM; the proofs of claim filed by GM against Delphi in Delphi’s chapter 11 cases; GM’s treatment under Delphi’s Plan; and various other legacy and ordinary course business matters between the companies.
     Most obligations set forth in the GSA are to be performed upon the occurrence of the effective date of the Plan or as soon as reasonably practicable thereafter. The GSA is intended to resolve outstanding issues among Delphi and GM that have arisen or may arise before Delphi’s emergence from chapter 11 and will be implemented by Delphi and GM in the short term. The GSA addresses, among other things, commitments by Delphi and GM regarding pensions and other postretirement benefit obligations, and other GM contributions with respect to labor matters, releases, and claims treatment.
     By contrast, resolution of most of the matters addressed in the MRA will require a significantly longer period that will extend for a number of years after the effective date of the Plan. The MRA is intended to govern certain aspects of Delphi and GM’s commercial relationship following Delphi’s emergence from chapter 11. The MRA addresses, among other things, the scope of GM’s existing and future business awards to Delphi and related pricing agreements and sourcing arrangements, GM commitments with respect to reimbursement of specified ongoing labor costs, the disposition of certain Delphi facilities, and the treatment of existing agreements between Delphi and GM.
     Delphi filed the GSA and the MRA as exhibits to the Plan. Both agreements were approved through confirmation of the Plan.
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
NOTES TO MONTHLY OPERATING REPORT
2. Basis of Presentation
     Condensed Combined Debtor-in-Possession Financial Statements – The financial statements and supplemental information contained herein are unaudited, preliminary, and may not comply with generally accepted accounting principles in the United States of America (“U.S. GAAP”) in all material respects. In addition, the financial statements and supplemental information contained herein represent the condensed combined financial information for the Debtors only. Delphi’s non-Debtor subsidiaries are treated as non-consolidated affiliates in the attached financial statements, and as such, their net income (loss) is included as “Equity income from non-Debtor affiliates, net of tax” in the statement of operations and their net assets are included as “Investments in non-Debtor affiliates” in the balance sheet.
     American Institute of Certified Public Accountants Statement of Position 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code” (“SOP 90-7”), which is applicable to companies in chapter 11, generally does not change the manner in which financial statements are prepared. It does require, however, that the financial statements for periods subsequent to the filing of the chapter 11 petition distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. The Debtors’ financial statements contained herein have been prepared in accordance with the guidance in SOP 90-7.
     The unaudited combined financial statements have been derived from the books and records of the Debtors. This information, however, has not been subject to procedures that would typically be applied to financial information presented in accordance with U.S. GAAP, and upon the application of such procedures (such as tests for asset impairment), the Debtors believe that the financial information could be subject to changes, and these changes could be material. The information furnished in this report includes primarily normal recurring adjustments but does not include all of the adjustments that would typically be made for quarterly financial statements in accordance with U.S. GAAP. Included in these financial statements is the impact of Delphi’s adoption of Financial Accounting Standards Board (“FASB”) Statement No. 158 (“SFAS 158”), Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans-an amendment of FASB Statements No. 87, 88, 106, and 132(R), which resulted in adjustments that increased the beginning accumulated deficit by $129 million and increased other comprehensive loss by $10 million. In addition, certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted. Therefore, this report should be read in conjunction with the Company’s consolidated financial statements and notes thereto included in its Annual Report on Form 10-K for the year ended December 31, 2007.
     The results of operations contained herein are not necessarily indicative of results which may be expected from any other period or for the full year and may not necessarily reflect the consolidated results of operations, financial position, and cash flows of the Debtors in the future.
     Intercompany Transactions – Intercompany transactions between Debtors have been eliminated in the financial statements contained herein. Intercompany transactions with the Debtors’ non-Debtor affiliates have not been eliminated in the financial statements and are reflected as intercompany receivables, loans, investments, and payables. As approved by the Court on January 25, 2008, the Debtors sold investments in non-Debtor affiliates in the amount of $1.4 billion to a non-Debtor affiliate and received a note receivable from non-Debtor affiliates, of which $0.2 billion is included in current assets and $1.2 billion is included in long-term assets.
     General Motors and Affiliates – Includes activity with GM and its consolidated subsidiaries. Activity with GM’s non-consolidated affiliates (such as GM Shanghai) and activity with other Tier 1 suppliers which sell directly to GM is classified as other (non-GM) customer activity.
     Restricted Cash – Primarily includes balances restricted for use for the pre-retirement portion of the special attrition program.
     Property – Includes property, plant, and equipment and is recorded at cost net of accumulated depreciation.
     Discontinued Operations – In accordance with SFAS 144, a business component that is disposed of or classified as held for sale is reported as discontinued operations if the cash flows of the component have been or will be eliminated from the ongoing operations of the Company and the Company will no longer have any significant continuing involvement in the business component. The results of discontinued operations are aggregated and presented separately in the condensed combined statement of operations and condensed combined statement of cash flows. Assets and liabilities held for sale are aggregated and reported separately as assets and liabilities held for sale in the condensed combined balance sheet. Refer to Note 7. Divestitures for more information.
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
NOTES TO MONTHLY OPERATING REPORT
     Amounts have been derived from the consolidated financial statements and accounting records of Delphi using the historical basis of assets and liabilities to be disposed of and historical results of operations related to Delphi’s global steering and halfshaft business (the “Steering Business”) and its interiors and closures product line (the Interiors and Closures Business”). The sale of the U.S. operations and certain of the non-U.S. operations of the Steering Business are sales of assets and will include (i) all assets, except for cash, deferred tax assets, and intercompany accounts, and (ii) all liabilities, expect for debt, deferred tax liabilities, intercompany accounts, U.S. pension and other postretirement benefit liabilities, accrued payroll, and certain employee benefit accounts. The sale of certain non-U.S. operations of the Steering Business are stock sales and will include all assets and liabilities for the sites with purchase price adjustments for cash, debt, and certain other accounts. The sales of the Interiors and Closures Business closed on February 29, 2008. The majority of the sales of the Interiors and Closures Business were asset sales and the buyer assumed inventory, fixed assets, non-U.S. pension liabilities, and an investment in a joint venture in Korea.
     While the historical results of operations of the Steering Business and the Interiors and Closures Business included general corporate allocations of certain functions historically provided by Delphi, such as accounting, treasury, tax, human resources, facility maintenance, and other services, for the purposes of these financial statements, no amounts for these general corporate retained functions have been allocated to discontinued operations in the statement of operations. Delphi expects to retain certain employee pension and other postretirement benefit liabilities for the Steering Business and these liabilities were not allocated to liabilities held for sale in the balance sheet. Expenses related to the service cost of employee pension and other postretirement benefit plans, however, were allocated to discontinued operations in the statement of operations, because Delphi will not continue to incur related service costs subsequent to the divestiture of these businesses. Allocations have been made based upon a reasonable allocation method.
     Securities and ERISA Litigation Charges – Delphi, along with certain of its subsidiaries, certain current and former directors of the Company, certain current and former officers and employees of the Company or its subsidiaries, and others are named as defendants in several lawsuits filed following the Company’s announced intention to restate certain of its financial statements in 2005. Through mediated settlement discussions, on August 31, 2007, representatives of Delphi, Delphi’s insurance carriers, certain current and former directors and officers of Delphi, and certain other defendants involved in the securities actions, ERISA actions, and shareholder derivative actions in consolidated proceedings (the “Multidistrict Litigation” or “MDL”) reached an agreement with the lead plaintiffs in the Securities Actions (the “Lead Plaintiffs”) and named plaintiffs in the amended ERISA Action (the “ERISA Plaintiffs”) resulting in a settlement of the Multidistrict Litigation (the “MDL Settlements”). Pursuant to the MDL Settlements, the class claimants will receive cash and allowed claims in the chapter 11 cases that, when valued at the face amount of the allowed claims, is equivalent to approximately $351 million. On December 4, 2007, U.S. District Court for the Eastern District of Michigan (the “District Court”) held a hearing to consider proposed modifications to the MDL Settlements (the “Modified MDL Settlements”) and tentatively approved the Modified MDL Settlements, after determining that the modifications were at least neutral to the Lead Plaintiffs and potentially provide a net benefit to the Lead Plaintiffs. The District Court approved the Modified MDL Settlements in an opinion and order issued on January 10, 2008 and amended on January 11, 2008, and the District Court entered final orders and judgments dated January 23, 2008 with respect to the securities and ERISA actions. On January 25, 2008, the Court approved the Modified MDL Settlements. As provided in the confirmation order, the Modified MDL Settlements are contingent upon the effective date of the Plan occurring, and if, for any reason, we cannot emerge from chapter 11 as contemplated, the Modified MDL Settlements will become null and void.
     As a result of the Modified MDL Settlements, as of March 31, 2008, Delphi has a liability of $351 million recorded for this matter. Delphi maintains directors and officers insurance providing coverage for indemnifiable losses of $100 million, subject to a $10 million deductible, and a further $100 million of insurance covering its directors and officers for nonindemnifiable claims, for a total of $200 million.  As part of the settlement, the insurers contributed the entire $100 million of indemnifiable coverage, and a portion of the nonindemnifiable coverage. In conjunction with the Modified MDL Settlements, Delphi expects to record recoveries of $148 million for the settlement amounts provided to the plaintiffs from insurers, underwriters, and third-party reimbursements and will record such recoveries upon Delphi’s emergence from chapter 11.
     Warranty Matters – Delphi recognizes expected warranty costs for products sold principally at the time of sale based on an estimate of the amount that will eventually be required to settle such obligations. These accruals are based on factors such as past experience, production changes, industry developments, and various other considerations. Delphi’s estimates are adjusted from time to time based on facts and circumstances that impact the status of existing claims.
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
NOTES TO MONTHLY OPERATING REPORT
     Contractual Interest Expense and Interest Expense on Unsecured Claims – Contractual interest expense represents amounts due under the contractual terms of outstanding debt, including debt subject to compromise for which interest expense is not recognized in accordance with the provisions of SOP 90-7.  Delphi did not record contractual interest expense on certain unsecured prepetition debt during the three months ended March 31, 2007.  In September 2007, Delphi began recording prior contractual interest expense related to certain prepetition debt because it became probable that the interest would become an allowed claim based on the provisions of the plan of reorganization filed with the Court in September 2007.  The plan of reorganization also provides that certain holders of allowed unsecured claims against Delphi will be paid postpetition interest on their claims, calculated at the contractual non-default rate from the petition date through January 25, 2008.  Delphi recorded interest related to prepetition debt and allowed unsecured claims of $14 million during the three months ended March 31, 2008. This interest expense was calculated through January 25, 2008, the confirmation date of the plan of reorganization.  This estimate is based on numerous factual and legal assumptions. At March 31, 2008, Delphi had accrued interest of $425 million in accrued liabilities in the accompanying balance sheet. Upon consummation of the confirmed plan of reorganization discussed in Note 1. Background and Organization, such interest will be discharged at the emergence date; however as noted above Delphi has not yet consummated its confirmed Plan and is continuing to work with its stakeholders to further amend the Plan, thus there can be no assurances that these estimates will not change as a result of changes in the plan provisions.
     Taxes – Delphi accounts for income taxes in accordance with SFAS 109, “Accounting for Income Taxes,” and recognizes current and deferred income tax assets and liabilities based upon all events that have been recognized in the consolidated financial statements as measured by the enacted tax laws. Due to the Company’s history of U.S. losses over the past years, combined with the deterioration in its current U.S. operating outlook, Delphi has a 100% valuation allowance against all of its U.S. deferred tax assets, and as a result, does not recognize income tax benefits for net operating losses for its U.S. entities.
     The Debtors have received Court authorization, but not direction, to pay sales, use, trust fund, and certain other taxes in the normal course. Accordingly, the Debtors have paid the applicable taxes when due. See the schedules of payroll and other taxes paid for additional information regarding taxes paid.
     Other Postretirement Benefit (Payments) Receipts, Net of Reimbursement by GM – As previously disclosed, as part of the special attrition program certain eligible Delphi U.S. hourly employees represented by the UAW and the IUE-CWA were eligible to retire as employees of Delphi or flow back to GM and retire. During 2006, approximately 10,000 employees elected to flow back to GM and retire. Although GM agreed to assume the postretirement healthcare and life insurance coverages for these retirees, due to the volume of retirements, GM was unable immediately to transition these retirees to GM healthcare and life insurance plans. Delphi agreed to administer health and life insurance coverage for these retirees during the transition period and GM agreed to reimburse Delphi for its actual costs for providing such coverage. As of March 31, 2008, Delphi owes GM for approximately $10 million due to overpayments made mostly during 2007. This amount was paid in April 2008.
     Pension Funding – Delphi’s discussions with the Internal Revenue Service (“IRS”) and the Pension Benefit Guaranty Corporation (“PBGC”) regarding the funding of the Delphi Hourly-Rate Employees Pension Plan (the “Hourly Plan”) and the Delphi Retirement Program for Salaried Employees (the “Salaried Plan”) upon emergence from chapter 11 culminated in a funding plan that would enable the Company to satisfy its pension funding obligations upon emergence from chapter 11 through a combination of cash contributions and a transfer of certain unfunded liabilities to a pension plan sponsored by GM.
     On May 1, 2007, the IRS issued conditional waivers for the Hourly Plan and the Salaried Plan with respect to the plan year ended September 30, 2006 (the “2006 Waivers”). On May 31, 2007, the Court authorized Delphi to perform under the terms of those funding waivers. The IRS modified the 2006 Waivers by extending the dates by which Delphi is required to file its Plan and emerge from chapter 11. On September 28, 2007, the IRS issued a second conditional waiver for the Hourly Plan for the plan year ended September 30, 2007 (the “2007 Hourly Plan Waiver”). The 2007 Hourly Plan Waiver is necessary to make the transfer of hourly pension obligations to the GM plan economically efficient by avoiding redundant cash contributions that would result in a projected overfunding of the Hourly Plan. On October 26, 2007, the Court authorized Delphi to perform under 2007 Hourly Plan Waiver. The conditional funding waivers will permit Delphi to defer funding contributions due under ERISA and the IRC until May 9, 2008. On April 4, 2008, the IRS and the PBGC modified the 2006 Waivers and the 2007 Hourly Plan Waiver by extending the date by which Delphi must emerge from chapter 11 until May 9, 2008.
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
NOTES TO MONTHLY OPERATING REPORT
     Pursuant to the pertinent terms of the waivers, as modified, Delphi provided to the PBGC letters of credit, effective June 16, 2007, in favor of the Hourly and Salaried Plans in the amount of $100 million to support funding obligations under the Hourly Plan (increased to $112.5 million pursuant to the waiver extension granted March 28, 2008) and $50 million to support funding obligations under the Salaried Plan. In exchange for extension of the waivers on April 4, 2008, the Company extended the term of the previously issued letter of credit to May 23, 2008, and has increased the face amount of the letters of credit in favor of the Hourly Plan by $10 million from $112.5 million to $122.5 million effective April 16, 2008.
     Not later than five days after the effective date of the Company’s plan of reorganization, the Company must either (1) effect a transfer under IRC § 414(l) to a GM plan, (2) make cash contributions to the Hourly Plan, or (3) make a combination thereof that reduces the net unfunded liabilities of the Hourly Plan by $1.5 billion as determined on a basis in accordance with FASB Statement No. 87, Employers’ Accounting for Pensions.
     Not later than five days after the effective date of the Company’s plan of reorganization, the Company must contribute approximately $1.25 billion to the Hourly and Salaried Plans with approximately $1.05 billion in plan contributions and approximately $200 million into escrow. These contributions include additional contributions required by the conditional waivers as extended.
     The Company has represented that it currently intends to meet the minimum funding standard under IRC section 412 for the plan years ended September 30, 2006 and 2007 upon emergence from chapter 11. The foregoing description of the pension funding plan is a general description only. For additional detail, see the terms of the waivers, as modified, and the orders of the Court.
3. Debtor-in-Possession (“DIP”) Financing
     On January 5, 2007, the Court granted Delphi’s motion to obtain replacement postpetition financing of approximately $4.5 billion. On January 9, 2007, Delphi refinanced its prepetition and postpetition credit facilities obligation by entering into a Revolving Credit, Term Loan, and Guaranty Agreement (the “Refinanced DIP Credit Facility”) to borrow up to approximately $4.5 billion from a syndicate of lenders. The Refinanced DIP Credit Facility consists of a $1.75 billion first priority revolving credit facility (“Tranche A” or the “Revolving Facility”), a $250 million first priority term loan (“Tranche B” or the “Tranche B Term Loan” and, together with the Revolving Facility, the “First Priority Facilities”), and an approximate $2.5 billion second priority term loan (“Tranche C” or the “Tranche C Term Loan”).
     Through a series of amendments over the course of the loan, the latest of which was entered into on November 20, 2007 (the "Third Amendment"), the Refinanced DIP Credit Facility now has a maturity date of July 1, 2008, Global EBITDAR covenants for the extension period, revised interest rates, and an amended definition of Global EBITDAR. On April 30, 2008, the Court entered an order approving Delphi's motion which sought, among other things, extension of the maturity date of the Refinanced DIP Credit Facility to the earlier of December 31, 2008 or the date of substantial consummation of a reorganization plan that is confirmed pursuant to an order of the Court. The extension of the maturity date of the Refinanced DIP Credit Facility will be effectuated through the entry into an amended and restated credit agreement. In the same order, the Court also approved Delphi's entry into an agreement with GM pursuant to which GM will advance to Delphi, on a net basis, amounts anticipated to be paid upon the effectiveness of the GSA and the MRA. Under the agreement, there will be availability of up to $650 million, as necessary.
     The amount outstanding at any one time under the First Priority Facilities is limited by a borrowing base computation as described in the Refinanced DIP Credit Facility. While the borrowing base computation excluded outstanding borrowings, it was less than the Refinanced DIP Credit Facility commitment at March 31, 2008. Borrowing base standards may be fixed and revised from time to time by the Administrative Agent in its reasonable discretion, with any changes in such standards to be effective ten days after delivery of a written notice thereof to Delphi (or immediately, without prior written notice, during the continuance of an event of default).
     Borrowings under the Refinanced DIP Credit Facility are prepayable at Delphi’s option without premium or penalty. As of March 31, 2008, there was $452 million outstanding under the Revolving Facility and the Company had approximately $270 million in letters of credit outstanding under the Revolving Facility as of that date, including $162.5 million related to the letters of credit provided to the PBGC discussed further in Note 2. Basis of Presentation.
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
NOTES TO MONTHLY OPERATING REPORT
4. Reorganization Items
     SOP 90-7 requires reorganization items such as realized gains and losses from the settlement of prepetition liabilities, provisions for losses resulting from the reorganization and restructuring of the business, as well as professional fees directly related to the process of reorganizing the Debtors under chapter 11, to be separately disclosed. The Debtors’ reorganization items consist of the following:

Two Months Ended
March 31, 2008
(in millions)
Professional fees directly related to reorganization	$(18)
Interest income	9
Write off of previously capitalized related to the EPCA	(79)
Other	(1)

Total Reorganization Items	$(89)

     Professional fees directly related to the reorganization (“Professional Fees”) include fees and reimbursable expenses associated with advisors to the Debtors, the official committee of unsecured creditors, the official committee of equity holders, the agents to the Debtors’ debtor-in-possession credit facility and prepetition credit facility (for fees and expenses incurred on or prior to the effective date of the refinancing), and the unions. Professional Fees also include $2 million recorded in February and March for certain legal advisors to GM. Professional Fees for the two months ended March 31, 2008 were estimated by the Debtors and will be reconciled to actual invoices when received.
5. Liabilities Subject to Compromise
     The Debtors have received approximately 16,800 proofs of claim, some of which assert, in part or in whole, unliquidated claims. In addition, the Debtors have compared proofs of claim they have received to liabilities they have already scheduled and determined that there are certain scheduled liabilities for which no proof of claim was filed. In the aggregate, total proofs of claim and scheduled liabilities assert approximately $34 billion in liquidated amounts, including approximately $900 million in intercompany claims, and additional unliquidated amounts.
     Although the Debtors have not completed the process of reconciling these proofs of claim and thus the ultimate amount of such liabilities is not determinable at this time, as of March 31, 2008, the Debtors had objected to approximately 13,500 proofs of claim which asserted approximately $10 billion in aggregate liquidated amounts plus additional unliquidated amounts. The Court has entered orders disallowing and/or claimants have withdrawn approximately 9,700 of those proofs of claim, which reduced the amount of asserted claims by approximately $10 billion in aggregate liquidated amounts plus additional unliquidated amounts. In addition, the Court has entered an order modifying approximately 3,500 claims, reducing the aggregate amounts asserted on those claims from $781 million to $548 million, which amounts are subject to further objection by the Debtors at a later date on any basis.
     The Debtors anticipate that additional proofs of claim will be the subject of future objections as such proofs of claim are reconciled, and that as a result of such objections, the aggregate amount of claims ultimately allowed by the Court will be further reduced. The determination of how liabilities will ultimately be settled and treated is set forth in the Plan, which was approved by the Court on January 25, 2008. Classification for purposes of these financial statements of any prepetition liabilities on any basis other than liabilities subject to compromise is not an admission against interest or legal conclusion by the Debtors as to the manner of classification, treatment, allowance, or payment in the Debtors’ chapter 11 cases, including in connection with any plan of reorganization that may be confirmed by the Court and that may become effective pursuant to an order of the Court.
     SOP 90-7 requires prepetition liabilities that are subject to compromise to be reported at the amounts expected to be allowed, even if they may be settled for lesser amounts. The amounts currently classified as liabilities subject to compromise may be subject to future adjustments depending on Court actions, further developments with respect to disputed claims, determinations of the secured status of certain claims, the values of any collateral securing such claims, or other events. Liabilities subject to compromise consist of the following:
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
NOTES TO MONTHLY OPERATING REPORT

March 31, 2008
(in millions)
Pension obligations	$3,319
Postretirement obligations other than pensions, including amounts payable to GM	9,002
Debt and notes payable	2,374
Accounts payable	816
Securities and ERISA litigation liability	351
Other	579

Total Liabilities Subject to Compromise	$16,441

6. Postpetition Accounts Payable
     To the best of the Debtors’ knowledge, all undisputed postpetition accounts payable have been and are being paid under agreed-upon payment terms.
7. Divestitures
     As previously disclosed, on December 20, 2007, the Court approved the sale of Delphi’s cockpits and interior systems business and integrated closures systems business (the “Interiors and Closures Business”) to Inteva Products, LLC (“Inteva”). On January 25, 2008, the Court entered an order approving the assumption and assignment of certain executory contracts and also approved a compromise with Inteva, which facilitates the closing of the sale of the Interiors and Closures Business with Inteva by modifying the payment structure under the Interiors and Closures master sale and purchase agreement in consideration for the waiver of certain of Inteva’s conditions to closing. Delphi closed on the sale of the Interiors and Closures Business to Inteva on February 29, 2008. Delphi received proceeds from the sale of approximately $99 million consisting of $63 million of cash (less $23 million of cash at an overseas entity that was included in the sale) and the remainder in notes at fair value. As a result of the operations and sale of the Interiors and Closures Business, Delphi recorded a favorable adjustment of $14 million to the overall loss on the sale of the Interiors and Closures Business due to changes in working capital through the sale closing date of February 29, 2008.
     As previously disclosed, on December 20, 2007, the Court approved bidding procedures authorizing Delphi to commence an auction under section 363 of the Bankruptcy Code to dispose of its global steering and halfshaft business (the “Steering Business”). On February 25, 2008, the Court issued an order authorizing the sale of the Steering Business to Steering Solutions Corporation, a wholly-owned entity of Platinum Equity LLC. During the two months ended March 31, 2008, Delphi recorded additional losses of $74 million related to the operations and assets held for sale of the Steering Business.
     On January 15, 2008, the Debtors filed a motion to sell Delphi’s global bearings business (the “Bearings Business”). On January 25, 2008, the Court approved the bidding procedures authorizing Delphi to commence an auction under section 363 of the Bankruptcy Code. On February 21, 2008, the Debtors announced that they had entered into a purchase agreement with Kyklos, Inc., a wholly owned subsidiary of Hephaestus Holdings, Inc. and an affiliate of KPS Special Situations Fund II, L.P. (“Kyklos”), to acquire the Bearing Business. Kyklos was the successful bidder at the auction held on February 19 and 20, 2008. The Court entered the order confirming the sale of the Bearings Business to Kyklos on March 19, 2008. During the two months ended March 31, 2008, Delphi recognized a charge of $30 million related to the assets held for sale of the Bearings Business.
     On March 7, 2008, the Debtors filed a motion to sell certain assets used in the Company's U.S. suspensions business, including the machinery, equipment and inventory primarily used and located at its suspension manufacturing facility in Kettering, Ohio (the "Kettering Assets"), to Tenneco Automotive Operating Company Inc. ("Tenneco") for approximately $19 million and other consideration. On March 20, 2008, the Court approved the bidding procedures for the Kettering Assets, but no further bids were submitted by the bid deadline. On April 30, 2008, the Court entered an order approving the sale of the Kettering Assets to Tenneco. The sale of the Kettering Assets is anticipated to close in the second quarter of 2008.
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
SCHEDULE OF PAYROLL AND PAYROLL TAXES WITHHELD AND INCURRED
TWO MONTHS ENDED MARCH 31, 2008

	Employee Payroll Taxes	Employer Payroll
Gross Wages Paid	Withheld	Taxes Owed

$367,719,216	$104,962,593	$33,429,549

Note:	As previously disclosed, as part of the special attrition program certain eligible Delphi U.S. hourly employees represented by the UAW and the IUE-CWA received lump sum incentive payments or buyout payments. These payments were made by Delphi and are wholly or partially reimbursed by GM, and are included in the schedule above.
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
SCHEDULE OF PAYROLL TAXES PAID
TWO MONTHS ENDED MARCH 31, 2008

Payee	Payroll Taxes Paid

Internal Revenue Service	$121,821,665
State of Michigan	5,614,533
City of Flint, MI	137,302
City of Saginaw, MI	74,919
City of Detroit, MI	11,228
City of Grand Rapids, MI	7,281
City of Pontiac, MI	1,342
City of Walker, MI	1,032
City of Lansing, MI	216
City of Lapeer, MI	198
State of Ohio	3,008,113
City of Dayton, OH	875,032
City of Kettering, OH	323,871
City of Vandalia, OH	318,643
Ohio School District	84,546
City of Columbus, OH	47,706
City of Rita, OH	41,328
City of Moraine, OH	35,002
City of Warren, OH	34,105
City of Elyria, OH	19,367
City of Dublin, OH	7,910
City of Hubbard, OH	5,701
City of Huron, OH	5,406
City of Trotwood, OH	4,682
City of Lordstown, OH	2,277
City of Springfield, OH	2,154
City of Toledo, OH	1,453
City of Akron, OH	550
City of West Carrollton, OH	358
City of Cincinnati, OH	283
City of Canton, OH	281
City of Mansfield, OH	107
City of Norwalk, OH	23
State of Indiana	3,006,086
State of New York	2,486,636
State of Wisconsin	703,239
State of Alabama	701,219
City of Gadsden, AL	29,321
State of Mississippi	308,135
State of California	79,891
State of Colorado	54,377
City of Denver, CO	3,410
State of Illinois	46,200
State of Pennsylvania	35,276
City of Philadelphia, PA	1,032
City of Towamencin, PA	92
State of Kansas	32,640
State of Georgia	20,989
State of South Carolina	20,984
State of Arizona	20,874
State of Missouri	11,190
State of Virginia	7,375
State of North Carolina	7,132
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
SCHEDULE OF PAYROLL TAXES PAID
TWO MONTHS ENDED MARCH 31, 2008

Payee	Payroll Taxes Paid
State of Oregon	$6,388
State of Arkansas	2,797
State of Connecticut	2,286
State of Louisiana	2,258
State of Minnesota	1,749
State of Kentucky	1,671
State of Maryland	1,584
State of Oklahoma	1,393
State of Texas	1,384
State of New Jersey	1,201
State of New Mexico	1,052
State of Delaware	624
State of West Virginia	243
State of Florida	2
Inland Revenue Service (UK)	1,461,538
Country of Switzerland	14,121

Total	$141,565,003

Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
SCHEDULE OF OTHER TAXES COLLECTED, INCURRED AND PAID
TWO MONTHS ENDED MARCH 31, 2008

Taxing Jurisdiction	Tax Type	Tax Due	Tax Paid

State of Ohio	Use	$914,585	$914,585
State of Michigan	Use	426,214	426,214
State of New York	Use	244,545	244,545
State of Indiana	Use	153,390	153,390
State of Texas	Use	114,398	114,398
State of Mississippi	Use	75,220	75,220
Limestone County, Alabama (Payee:
Alabama Department of Revenue)	Use	64,520	64,520
State of Wisconsin	Use	26,811	26,811
Colorado Dept of Revenue	Use	7,927	7,927
Gadsden, Alabama (Payee ALATAX — Tax Trust Account)	Use	2,943	2,943
Gadsden, Alabama (Payee ALATAX — Tax Trust Account)	Use	2,714	2,714
Tuscaloosa, Alabama	Use	1,429	1,429
Tuscaloosa County, Alabama	Use	1,154	1,154
Etowah County, Alabama ( Payee LGREC Inc.)	Use	622	622
Etowah County, Alabama ( Payee LGREC Inc.)	Use	549	549
Coaling, Alabama (Payee ALATAX — Tax Trust Account)	Use	358	358
Coaling, Alabama (Payee ALATAX — Tax Trust Account)	Use	239	239
Montgomery County, Ohio	Real Property	914,401	914,401
Flint, Michigan	Real Property	653,356	653,356
Trumbull County, Ohio	Real Property	446,311	446,311
Buena Vista Township, Michigan	Real Property	307,001	307,001
Troy Treasurer, Michigan	Real Property	302,476	302,476
Coopersville, Michigan	Real Property	233,038	233,038
Lockport, New York	Real Property	208,703	208,703
Monroe County, New York	Real Property	140,367	140,367
Erie County, Ohio	Real Property	102,895	102,895
Oak Creek, Wisconsin	Real Property	57,893	57,893
Adrian, Michigan	Real Property	49,516	49,516
Saginaw, Michigan	Real Property	46,647	46,647
Madison Charter Township, Michigan	Real Property	34,266	34,266
Portage County, Ohio	Real Property	22,989	22,989
Wyoming, Michigan	Real Property	18,149	18,149
Ohio Treasurer of State	Commercial Activity	512,133	512,133
State of Ohio	Kilowatt Hour	128,656	128,656
State of Alabama	Consumer’s Use	67,243	67,243
Maury County, Tennessee	Personal Property	51,615	51,615
Troy Treasurer, Michigan	Personal Property	46,514	46,514
Pinellas County, Florida	Personal Property	24,993	24,993
Brighton Township, Michigan	Personal Property	17,878	17,878
Knox County, Tennessee	Personal Property	16,498	16,498
Bay County, Florida	Personal Property	12,829	12,829
Miami-Dade County, Florida	Personal Property	12,041	12,041
Manatee County, Florida	Personal Property	9,865	9,865
Buena Vista Township, Michigan	Personal Property	7,382	7,382
Okaloosa County, Florida	Personal Property	6,726	6,726
Burton, Michigan	Personal Property	6,667	6,667
Livonia, Michigan	Personal Property	6,229	6,229
Pottawatomie County, Oklahoma	Personal Property	5,847	5,847
Case Number: 05-44481 (RDD) (Jointly Administered)

Taxing Jurisdiction	Tax Type	Tax Due	Tax Paid

Oxford Township, Michigan	Personal Property	$4,986	$4,986
Madison County, Tennessee	Personal Property	4,185	4,185
Jackson, Tennessee	Personal Property	4,147	4,147
Santa Rosa County, Florida	Personal Property	2,452	2,452
Grand Blanc Charter Township, Michigan	Personal Property	2,097	2,097
Hamilton County, Tennessee	Personal Property	1,899	1,899
Novi Treasurer, Michigan	Personal Property	1,451	1,451
Anderson County, Tennessee	Personal Property	1,409	1,409
St Johns County, Florida	Personal Property	1,346	1,346
Saginaw, Michigan	Personal Property	1,343	1,343
Chattanooga, Tennessee	Personal Property	1,326	1,326
Sumner County, Tennessee	Personal Property	1,250	1,250
Dearborn, Michigan	Personal Property	1,122	1,122
Davison, Michigan	Personal Property	993	993
Giles County, Tennessee	Personal Property	955	955
Green Oak Township, Michigan	Personal Property	919	919
Hillsborough County, Florida	Personal Property	778	778
Polk County, Florida	Personal Property	758	758
Metropolitan, Tennessee	Personal Property	708	708
Fenton, Michigan	Personal Property	643	643
Wilson County, Tennessee	Personal Property	636	636
Seminole County, Florida	Personal Property	620	620
Monitor Township, Michigan	Personal Property	581	581
Wyoming, Michigan	Personal Property	561	561
Shelby County, Tennessee	Personal Property	526	526
Bangor Township, Michigan	Personal Property	479	479
Montgomery County, Tennessee	Personal Property	477	477
Gallatin, Tennessee	Personal Property	443	443
Ann Arbor, Michigan	Personal Property	392	392
Zilwaukee, Michigan	Personal Property	371	371
Clinton, Tennessee	Personal Property	366	366
Madison Heights, Michigan	Personal Property	350	350
Marion County, Florida	Personal Property	306	306
Van Buren Township, Michigan	Personal Property	266	266
Bedford County, Tennessee	Personal Property	247	247
Clinton, Michigan	Personal Property	231	231
Robertson County, Tennessee	Personal Property	226	226
Kochville Township, Michigan	Personal Property	200	200
Watertown Charter Township, Michigan	Personal Property	193	193
Traverse, Michigan	Personal Property	173	173
Hawkins County, Tennessee	Personal Property	170	170
Portland, Tennessee	Personal Property	157	157
Shelbyville, Tennessee	Personal Property	154	154
Lenox Township, Michigan	Personal Property	130	130
Hawes Township, Michigan	Personal Property	88	88
Lebanon, Tennessee	Personal Property	82	82
Genesee Township, Michigan	Personal Property	80	80
Jasper, Georgia	Personal Property	60	60
St. Clair Shores, Michigan	Personal Property	57	57
Vassar, Michigan	Personal Property	52	52
Sturgis, Michigan	Personal Property	49	49
Putnam County, Tennessee	Personal Property	46	46
Smith County, Tennessee	Personal Property	45	45
Van Buren County, Michigan	Personal Property	44	44
Tawas City, Michigan	Personal Property	37	37
Dyer County, Tennessee	Personal Property	34	34
Aiken County, Michigan	Personal Property	30	30
Dyersburg, Tennessee	Personal Property	28	28
North Muskegon, Michigan	Personal Property	27	27
Case Number: 05-44481 (RDD) (Jointly Administered)

Taxing Jurisdiction	Tax Type	Tax Due	Tax Paid

Royal Oak, Michigan	Personal Property	$23	$23
Houston County, Alabama	Personal Property	22	22
Gordonsville, Tennessee	Personal Property	18	18
Algood, Tennessee	Personal Property	12	12
Greene County, Tennessee	Personal Property	12	12
Brevard County, Florida	Personal Property	12	12
McNairy County, Tennessee	Personal Property	11	11
Haywood County, Tennessee	Personal Property	10	10
Williamson County, Tennessee	Personal Property	9	9
Brownsville, Tennessee	Personal Property	7	7
Selmer, Tennessee	Personal Property	5	5
Warren, Michigan	Personal Property	2	2
Franklin, Tennessee	Personal Property	1	1
State of Alabama	Seller’s Use	42,450	42,450
South Carolina Department of Revenue	Sales & Use	113	113
State of Delaware	Franchise	34,425	34,425
State of Alabama	Franchise	15,320	15,320
South Carolina Department of Revenue	Franchise	9,000	9,000
State of Delaware	Franchise	2,000	2,000
North Carolina Department of Revenue	Franchise	2,000	2,000
City of Elizabethtown, Kentucky	Franchise	25	25
Georgia Department of Revenue	Franchise	10	10
Department of the Treasury	Withholding (non-payroll)	10,500	10,500
Colorado Dept of Revenue	Sales	4,062	4,062
New York State Corporation Tax	Income	800	800
District of Columbia Treasurer	Income	100	100
Colorado Dept of Revenue	Utility	486	486
State of Michigan	Bio Fuel	92	92

Total		$6,674,050	$6,674,050

Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
SCHEDULE OF OTHER TAXES COLLECTED, INCURRED AND PAID
TWO MONTHS ENDED MARCH 31, 2008

Note 1:	The amounts listed above for tax due and tax paid include postpetition taxes and only those prepetition taxes for which the Debtors have received Court authorization to pay. Accordingly, certain prepetition taxes (primarily on real and personal property) that the Debtors do not have authority to pay are not included in the schedule above. Such prepetition taxes are included in the balance sheet as part of “Liabilities Subject to Compromise.”

Note 2:	Certain Debtors also pay transaction taxes such as value added tax (“VAT”) to certain foreign countries based upon the purchase or supply of goods or services within the country and the importation of goods into the country from outside the country. For the purchase of goods or services in certain foreign countries, VAT may either be collected by the supplier from the Debtors or paid directly by the Debtors through self-assessment. For the supply of goods or services in certain foreign countries, the Debtors may collect VAT from the customers and remit the tax to the foreign governments. Upon importation in certain countries, VAT may be paid by the Debtors. In most cases, VAT is recoverable either as an input VAT credit or as a refund. The process of calculating VAT owed or refundable is a complex process of netting VAT paid, collected, and remitted. To the best of the Company’s knowledge, all VAT has been paid and is being paid when due. In addition, certain Debtors incur foreign withholding taxes on certain payments from various foreign non-Debtor affiliates. These foreign withholding taxes generally apply to interest, royalties, dividends, and service payments received from certain foreign non-Debtor affiliates. The foreign withholding taxes are required to be withheld by the foreign non-Debtor affiliates and paid over to the foreign tax authorities on behalf of the Debtors. To the best of the Company’s knowledge, all foreign withholding taxes have been withheld by the foreign non-Debtor facilitates when required to be withheld and paid over to the appropriate foreign tax authorities when due. These foreign tax payments have not been included in the schedule above.
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
SCHEDULE OF DISBURSEMENTS
TWO MONTHS ENDED MARCH 31, 2008

	Case
Debtor Name	Number	Amount(1)

Delphi NY Holdings Corporation	05-44480	$—
Delphi Corporation	05-44481	1,089,625
ASEC Manufacturing General Partnership	05-44482	—
ASEC Sales General Partnership	05-44484	—
Environmental Catalysts, LLC	05-44503	—
Delphi Medical Systems Colorado Corporation	05-44507	6,053,633
Delphi Medical Systems Texas Corporation	05-44511	610
Delphi Medical Systems Corporation	05-44529	2,125,416
Specialty Electronics International Ltd.	05-44536	—
Specialty Electronics, Inc.	05-44539	965,863
Delphi Liquidation Holding Company	05-44542	—
Delphi Electronics (Holding) LLC	05-44547	—
Delphi Technologies, Inc.	05-44554	5,753,937
Delphi Automotive Systems Tennessee, Inc.	05-44558	—
Delphi Mechatronic Systems, Inc.	05-44567	23,695,827
Delphi Automotive Systems Risk Management Corporation	05-44570	—
Exhaust Systems Corporation	05-44573	6,587
Delphi China LLC	05-44577	—
Delphi Automotive Systems Korea, Inc.	05-44580	211,867
Delphi International Services, Inc.	05-44583	18,061,967
Delphi Automotive Systems Thailand, Inc.	05-44586	—
Delphi Automotive Systems International, Inc.	05-44589	—
Delphi International Holdings Corporation	05-44591	—
Delphi Automotive Systems Overseas Corporation	05-44593	395
Delphi Automotive Systems (Holding), Inc.	05-44596	14,285,795
Delco Electronics Overseas Corporation	05-44610	16,609,020
Delphi Diesel Systems Corporation	05-44612	60,531,176
Delphi LLC	05-44615	—
Aspire, Inc.	05-44618	209,743
Delphi Integrated Service Solutions, Inc.	05-44623	251,080
Delphi Connection Systems	05-44624	11,115,314
Packard Hughes Interconnect Company	05-44626	—
DREAL, Inc.	05-44627	—
Delphi Automotive Systems Services LLC	05-44632	139,478,957
Delphi Services Holding Corporation	05-44633	—
Delphi Automotive Systems Global (Holding), Inc.	05-44636	—
Delphi Foreign Sales Corporation	05-44638	—
Delphi Automotive Systems Human Resources LLC	05-44639	245,945,730
Delphi Automotive Systems LLC	05-44640	2,289,316,418
Delphi Furukawa Wiring Systems LLC	05-47452	25,918,280
Delphi Receivables LLC	05-47459	—
MobileAria, Inc.	05-47474	14,152

(1)	Operating expenses for the two months ended March 31, 2008 were used as a proxy for disbursements.
Case Number: 05-44481 (RDD) (Jointly Administered)